Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-234627 on Form S-4 of our reports dated February 25, 2020, relating to the financial statements of Lantheus Holdings, Inc. and the effectiveness of Lantheus Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lantheus Holdings, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 16, 2020